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EXHIBIT 10.2A


SEVERANCE AND RELEASE AGREEMENT




     This Severance and Release Agreement (this "Agreement") is entered into by and between MICHAEL P. NEUSCHELER ("Neuscheler") and i3 MOBILE, INC., a Delaware corporation, on behalf of itself and all of its subsidiaries, divisions, affiliates, successors and assigns (hereinafter collectively referred to as the "Company").

RECITALS

     WHEREAS, Neuscheler and the Company wish to set forth the terms and conditions of the termination of his employment with the Company.

     NOW, THEREFORE, in consideration of the promises, releases, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

     1. The parties acknowledge that Neuscheler's employment with the Company terminated effective December 7, 2001 (the "Termination Date"). Neuscheler shall not represent or hold himself out as an officer or employee of the Company.

     2. (a) Neuscheler acknowledges (i) that he has been paid his base salary (less standard withholdings and deductions) through the Termination Date, and
(ii) that he has received compensation for all of his accrued and unused vacation days through December 31, 2001.

(b) The Company shall pay to Neuscheler as full and complete severance and satisfaction of any obligations owed to him by the Company (i) $230,842, less applicable withholding (as required by law) for income and other taxes, in two installments of $115,421 each on each of February 7 and March 7, 2002, and (ii) on December 7, 2002, (subject to compliance with Section 7 hereof) a lump sum payment of $19,500 less applicable withholding (as required by law) for income and other taxes (the "Severance Payment").

(c) From and after the Effective Date, the Company will continue to provide to Neuscheler, until the earlier of June 7, 2003 or such date as he obtains alternative coverage, his current medical, disability and life insurance benefit coverage on the same terms as currently provided, at no cost to him (subject to any adjustment, alteration in coverage or other change generally applicable to employees of the Company under the applicable plan). After June 7, 2003, Neuscheler will be

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     permitted to continue, at his own expense, any group health insurance coverage for a limited period of time in accordance with COBRA.

(d) In addition to the Severance Payment, Neuscheler shall receive, upon the eighth (8th) day following the execution of this agreement, a lump sum payment equal to thirteen thousand dollars ($13,000.00), less applicable withholding (as required by law) for income and other taxes, as his total bonus for the year ending December 31, 2001.

     Neuscheler shall not be entitled to any other bonus amounts or other severance except as provided above.

(e) Upon the eighth (8th) day following the execution of this agreement, the Company will pay Neuscheler for all reimbursable expenses incurred through the Termination Date ($0), and by February 15, 2002 the Company shall reimburse Neuscheler for up to $1,000.00 of additional reimbursable expenses incurred prior to the Termination Date; provided, that Neuscheler provides the Company with receipts for each such additional expense prior to February 10, 2002.

(f) Except as provided in paragraphs 2 (b) through 2 (e), Neuscheler shall not be entitled to any other or further compensation, remuneration, reimbursement, benefits or other payments from the Company; provided, however, that nothing in this Agreement shall divest or otherwise affect any entitlement to any pension or retirement benefit which already may have vested.

(g) Neuscheler shall be entitled to retain possession of his laptop computer. Neuscheler and the Company acknowledge that Neuscheler has returned two (2) cellular telephones to the Company.

(h) Neuscheler and the Company acknowledge that (i) as of the Termination Date, 95,833 of Neuscheler's options to purchase the Company's common stock have vested, and such options are exercisable at $7.92 per share at any time prior to March 7, 2002; and (ii) all of Neuscheler's unvested options are terminated as of the Termination Date.

(i) Except as set forth above, Neuscheler agrees to return to the Company any and all property of the Company, including any files and any documents prepared for or by the Company.

(j) Until June 7, 2002, the Company will maintain Neuscheler's email address and voicemail service and will provide Neuscheler with out placement secretarial support until such time that Neuscheler establishes another office.

     3. As a material inducement to the Company to enter into this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by Neuscheler, Neuscheler hereby irrevocably, unconditionally and generally releases the Company and each of the Company's officers, directors, and employees, and the heirs, executors, administrators, receivers, successors and assigns of

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all of the foregoing (collectively, "Releasee"), from, and hereby waives and/or settles any and all, actions, causes of action, suits, debts, sums of money, agreements, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever (collectively, "Claims") which Neuscheler ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, arising directly or indirectly pursuant to or out of his employment with the Company, the performance of services for the Company or any Releasee or the termination of such employment or services and, specifically, without limitation, any Claims (a) arising under or pursuant to any contract, express or implied, written or oral, (b) for wrongful dismissal or termination of employment or violation of any public policy, (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination or retaliation based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act, as amended, the Executive Law of the State of New York, as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, (d) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander, and (e) for damages, including, without limitation, punitive or compensatory damages or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief. This paragraph shall not apply to any claim that Neuscheler may have for a breach of this Agreement. Nothing herein shall be deemed to be a waiver or release by Neuscheler of any indemnification rights which may be available to him under the Company's By-Laws or pursuant to the Business Corporation Law of the State of Delaware or pursuant to any director and/or officer insurance coverage maintained by the Company. The Company likewise releases Neuscheler from any and all claims and causes of action, demands, obligations, agreements, promises, liabilities and damages of whatever nature arising out of Neuscheler's employment with the Company, except as provided in paragraph 7 hereof.

     4. Neuscheler represents and warrants that he has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and he agrees not to file, assert or commence any complaint, claim, action or proceeding of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body with respect to any matter released pursuant to paragraph 3 hereof.

     5. Neuscheler acknowledges and agrees that any monetary or other benefits which are, were or may have been claimed to be due to Neuscheler and which he may have earned or accrued, or to which he may have been entitled, have been paid or such payments have been released, waived or settled by Neuscheler pursuant to this Agreement.

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     6. By executing this Agreement, Neuscheler acknowledges that (i) he has been advised by the Company to consult with an attorney before executing this Agreement, (ii) he has been provided with at least a twenty-one (21) day period to review and consider whether to sign this Agreement and that by executing and delivering this Agreement to the Company, he is waiving any remaining portion of such twenty-one (21) day period, and (iii) he has been advised that he has seven
(7) days following execution to revoke this Agreement (the "Revocation Period"). This Agreement will not be effective or enforceable until the Revocation Period has expired. Such revocation shall only be effective if an originally executed written notice thereof is delivered to the Company on or before 5:00 p.m. on the seventh day after execution of this Agreement. If so revoked, this Agreement shall be deemed to be void ab initio and of no further force and effect.

     7. Neuscheler acknowledges that, notwithstanding the provisions of this Agreement (and particularly paragraph 3 hereof), he is obligated to comply with
Section 8 (regarding inventions and copyrights), Section 9 (regarding confidential information) and Section 10 (regarding competition) of the Employment Agreement dated as of January 10, 2000, by and between the Company and Neuscheler until June 7, 2003, which provisions shall survive termination of his employment on the Termination Date, and are incorporated by reference herein.

     8. Neuscheler covenants and agrees that he shall, at all times, cooperate with and assist the Company in the defense of any and all legal proceedings arising from facts and circumstances of which he had knowledge while employed by the Company, and shall cooperate with the Company in the reasonable transition of his responsibilities, including answering reasonable inquiries in connection with the Company's audit for December 31, 2001. The Company shall reimburse Neuscheler for any out-of-pocket expenses incurred by him in connection with such cooperation and assistance.

     9. Neuscheler agrees that neither he, nor anyone acting on his behalf, shall hereafter (i) make any derogatory, disparaging or critical statement about the Company or the business of the Company or any of the Company's officers, directors or employees or any persons who were officers, directors or employees of the Company or (ii) communicate, directly or indirectly, with the press or other media concerning the past or present employees or business of the Company. The Company agrees that neither it, nor anyone acting on the Company's behalf, shall hereafter make any derogatory, disparaging or critical statement about Neuscheler.

     10. This Agreement (a) constitutes the sole and complete understanding and agreement between the parties hereto with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise, that are binding upon the parties hereto, and supersede all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof prior to the date hereof (b) may not be amended unless in a writing signed by the parties hereto, (c) shall be subject to, governed by and construed and enforced in accordance with the internal laws of the State of New

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York under the rules of the American Arbitration Association and (d) shall inure to the benefit of and be binding upon the heirs, devisees, legatees, executors, administrators, successors, assigns, officers, directors, and affiliates of each of the parties hereto. If not revoked in accordance with paragraph 6, the covenants, representations and acknowledgments contained herein shall survive the execution and delivery of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Severance and Release Agreement on the date set forth opposite their respective signatures.


Dated:  1/31, 02                    /s/M. P. Neuscheler
      --------------                ---------------------
                                    Michael P. Neuscheler


Dated:  _________, ____             i3 Mobile., INC.


`                                   By: /s/ John A. Lack
                                        ----------------
                                        John A. Lack
                                        President and Chief Executive Officer